UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 31, 2018

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant's telephone number, including area code:

(408) 579-2800

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2018, Extreme Networks Inc. (“Extreme”) appointed Maryam Alexandrian-Adams to its Board of Directors (the “Board”). It has not yet been determined on which Board committees, if any, Ms. Alexandrian-Adams will serve.

Ms. Alexandrian-Adams brings twenty plus years of experience in leading global sales and marketing teams at high technology companies, including Dell and Wyse Technology. Currently, Ms. Alexandrian-Adams provides consulting services on behalf of Adams Global Partners to companies with an emphasis on high technology global sales, GTM and field/channel marketing.  Ms. Alexandrian-Adams previously served as VP Global Sales, Channels and Field Operations at Dell Computer from 2012 – 2016. Prior to working at Dell, Ms. Alexandrian-Adams served in various positions at Wyse Technology (Dell acquired Wyse Technology in 2012) most recently as SVP Global Sales, Channels and Field Marketing from 2007 – 2012. Ms. Alexandrian-Adams holds a Bachelor of Science in Computer Science from California State University East Bay.

In connection with her service as a director, Ms. Alexandrian-Adams will receive Extreme’s standard non-employee director cash and equity compensation. Ms. Alexandrian-Adams will receive a pro rata portion of the $50,000 annual retainer for her service. If appointed to serve on any committees of the Board, she also would receive a pro-rata portion of annual fees of $10,500, $10,000 or $5,000 for serving on the Audit, Compensation, or Nominating and Corporate Governance committees, respectively. Upon her appointment, pursuant to the Board’s equity grant policy for non-employee directors, Ms. Alexandrian-Adams automatically received a non-employee director restricted stock unit award under the 2013 Equity Incentive Plan for 11,491 shares, which is a pro-rata portion of the grant received by the other directors on November 9, 2017. The shares subject to this restricted stock unit award will vest on November 9, 2018 and vest immediately in full upon certain changes in control or ownership of Extreme.

In connection with her appointment, Ms. Alexandrian-Adams entered into Extreme’s standard form of director Indemnification Agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, Extreme has agreed to indemnify Ms. Alexandrian-Adams to the fullest extent authorized by Extreme’s articles of incorporation and bylaws, and against any and all costs, losses, claims, damages, fees, expenses and liabilities, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred or arising out of her services as director.

There are no family relationships between Ms. Alexandrian-Adams and any director or executive officer of Extreme nor are there any transactions between Ms. Alexandrian-Adams or any member of her immediate family and Extreme that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission. Further, there is no arrangement or understanding between Ms. Alexandrian-Adams and any other persons or entities pursuant to which Ms. Alexandrian-Adams was appointed as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 1, 2018

EXTREME NETWORKS, INC.

By:	/s/ KATY MOTIEY
Katy Motiey
Chief Administrative Officer